Back to Form 8-K
Exhibit 10.1

Kenneth A. Burdick
Chief Executive Officer

August 22, 2016

Lawrence D. Anderson
[Address]

Dear Larry:

As we discussed, effective August 22, 2016, you will no longer be serving in your current role as Chief Human Resources Officer of WellCare Health Plans, Inc. (the “Company”), and your last day with the Company will be October 1, 2016 (the “Departure Date”).

The Company appreciates your cooperation and valuable service leading the Company’s human resources organization during the past six months, and your agreement to provide for a smooth transition of your responsibilities. This letter agreement sets forth below the terms under which the Company proposes to retain you through the Departure Date (the “Transition Period”).

You agree to work through the Transition Period, during which you will continue to be available based on the Company’s needs. In exchange, during the Transition Period, the Company will continue to pay you your base salary as currently in effect and you also will continue to receive health benefits and participate in other applicable employee benefits plans. In addition, you will continue to vest in your equity awards, through the Departure Date, but in accordance with the terms of the applicable equity agreements, any unvested equity awards will terminate on the Departure Date.

Upon completion of the Transition Period, provided that you have performed your obligations at a satisfactory level, you will be entitled to a bonus in an amount of $125,000.00, less applicable withholdings (the “Bonus”) and your employment will be considered terminated without “Cause” as such term is defined in the WellCare Health Plans, Inc. Executive Severance Plan (the “Severance Plan”). The severance pay and benefits are described in Section 5(a) of the Severance Plan (the “Severance Benefits”). The Bonus and Severance Benefits would be paid in consideration for your execution and delivery within thirty (30) days after the Departure Date of a Waiver and Release Agreement in the form enclosed (the “Waiver”) without revocation, and contingent upon you abiding by the restrictive covenants in your Restrictive Covenants Agreement dated November 17, 2011 (copy enclosed). Accordingly, after the Departure Date, please execute and date the Waiver and return it to Michael Haber, the Company’s Secretary, no later than thirty (30) days after the Departure Date. The Bonus would be paid on the first payroll cycle following the expiration of the Waiver revocation period and the Severance Benefits would be paid in accordance with the terms of the Severance Plan, each subject to any payment delay required to comply with Internal Revenue Code Section 409A.

Office Address: 8725 Henderson Road  | Renaissance 1 | Tampa, FL 33634
Mailing Address: 8735 Henderson Road  | Renaissance 2 | Tampa, FL 33634

L. Anderson

I wish you success in your future endeavors.

Sincerely,

/s/ Kenneth A. Burdick

Kenneth A. Burdick

Enclosures

AGREED AND ACCEPTED:

/s/ Lawrence D. Anderson	8/23/2016
Lawrence D. Anderson	Date

Office Address: 8725 Henderson Road  | Renaissance 1 | Tampa, FL 33634
Mailing Address: 8735 Henderson Road | Renaissance 2 | Tampa, FL 33634